UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2022

Histogen Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36003	20-3183915
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

10655 Sorrento Valley Road, Suite 200, San Diego CA		92121
(Address of principal executive offices)		(Zip Code)

(858) 526-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	HSTO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 28, 2022, Martin Latterich, Ph.D., informed Histogen Inc. (the “Company”) that he would be resigning from his position as Senior Vice President of Technical Operations of the Company. Dr. Latterich’s decision to step down as an officer of the Company was to pursue another opportunity and not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

In connection with Dr. Latterich’s resignation, the Company and Dr. Latterich, by and through his affiliated consulting company, agreed to enter into a consulting agreement pursuant to which Dr. Latterich would continue to provide up to forty (40) hours of consulting service per month for a monthly cash retainer of $12,000 and continued vesting of his previously granted options to purchase common stock that remain unvested as of May 6 through the term of the consulting agreement, which is set to expire as of December 31, 2022.

The foregoing description and the information contained in Item 5.02 with respect to Dr. Latterich’s consulting agreement is not intended to be complete and is qualified in its entirety by reference to the full text of such documents, which is filed as Exhibit 10.1 to this Form 8-K, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibits
10.1	Consulting Agreement, dated April 29, 2022, by and between the Company and Latterich Consulting Service LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Histogen Inc.

Date: April 29, 2022	By:	/s/ Susan A. Knudson
Name: Susan A. Knudson
Title: Executive Vice President and Chief Financial Officer

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